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Exhibit 99.1

For Immediate Release	Contact:	Richard Wiley Samsonite Corporation Phone: (303) 373-6373

Samsonite Announces Fourth Quarter and Annual Operating Results

        DENVER, Colorado, April 12, 2005—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) today announced financial results for the fourth quarter and fiscal year ended January 31, 2005.

        Revenues and operating income for the fourth quarter were $243.5 million and $22.6 million, respectively, compared to revenues of $215.3 million and operating income of $23.7 million in the prior year quarter. Fiscal 2005 fourth quarter operating income includes a charge of $2.8 million related to a restructuring plan to streamline certain operating overhead functions in Canada and the United States and to recognize impairment of certain apparel trademark intangible assets. Income to common stockholders was $3.3 million or $0.01 per weighted average share outstanding for the fourth quarter compared to $4.0 million or $0.02 per weighted average share outstanding in the prior year quarter.

        Revenues and operating income for the fiscal year ended January 31, 2005 were $902.9 million and $65.0 million, respectively, which compares to $776.5 million and $69.7 million in the prior year. Operating income for the current fiscal year includes charges totaling $10.6 million for restructuring provisions and expenses and asset impairment charges related to the elimination of production operations in Spain and Mexico, the restructuring plan to streamline certain operating overhead functions in Canada and the United States, the impairment of certain apparel trademark intangible assets, and executive severance. Operating income for the prior fiscal year includes charges totaling $5.7 million for restructuring provisions and asset impairments related to the closure of the Company's Nogales, Mexico manufacturing facility and the impairment of certain apparel trademark intangible assets. In addition, operating income includes a charge of $4.0 million for stock compensation expense related to options granted to executive officers which was not incurred in the prior year. Loss to common stockholders for the fiscal year was $22.7 million or $0.10 per share, compared to $27.5 million or $0.22 per share in the prior fiscal year.

        Adjusted EBITDA (earnings before interest expense, taxes, depreciation, amortization and minority interest, adjusted for items which management believes should be excluded to reflect recurring operations, including stock compensation expense and executive severance, asset impairment charges, restructuring charges and expenses and to include realized currency hedge gains and losses) was $31.3 million for the fourth quarter which compares with $34.1 million for the same period in the prior year. Adjusted EBITDA for the year ended January 31, 2005 was $100.7 million compared to $93.1 million in the prior year. Cash provided by operating activities (as reflected in the Company's consolidated statements of cash flows) for the fourth quarter was $26.9 million, which compares to $21.8 million for the same period in the prior year. Cash provided by operating activities for the year ended January 31, 2005 was $34.7 million compared to $28.0 million in the prior year. A reconciliation of Adjusted EBITDA to cash provided by operating activities is included in the tables appearing at the end of this press release. Neither EBITDA nor Adjusted EBITDA is an accounting term used in generally accepted accounting principles.

        Chief Executive Officer, Marcello Bottoli, stated: "With the economic recovery in the first half of the year, increased marketing and advertising expenditures in the latter half, and the effects of the stronger euro, the Company's sales growth approximated 16% for the year. Expanded product diversity and increased market penetration drove sales growth in our non-luggage product categories, with casual and outdoor bag sales increasing 28%, and business case and computer bag sales increasing 17%. Fueled by new product introductions and marketing and advertising expenditures, sales of traditional luggage products also grew at 14%. Sales in each of our three major geographic regions grew at double-digit rates with Europe increasing 17.6%, the Americas at 12.8% and Asia at 33.6%. In addition, in January we completed negotiations and signed definitive agreements to commence our direct market entry into Japan by consummating a joint venture agreement with a local partner. We should begin to see the benefits of Japan's sales in our operations in the latter half of fiscal 2006.

        We continue to improve our cost structure by pursuing lower cost methods to produce and engineer our products and by streamlining operating functions to reduce expenses. Our gross profit margin improved 100 basis points over the prior year to 46.1% and Adjusted EBITDA increased $7.6 million to $100.7 million, despite increasing our investment in marketing and advertising expenses by $14.9 million or 35%. We plan to increase investment in our brands by adding additional marketing and advertising expenditures to our operating budgets and by increasing expenditures in the product research and development area."

        Richard Wiley, Chief Financial Officer, commented: "During fiscal 2005 and the fourth quarter we continued to realize the benefits of our efforts to improve operating cash flows, income statement performance and balance sheet efficiency. Our programs to improve the Company's working capital efficiency coupled with our improved operating performance are the drivers to the improvement in the Company's cash flow and liquidity and to the repayment of debt. During the fourth quarter our debt, net of cash, declined $18.8 million to $298.0 million."

        Samsonite Corporation will hold a conference call with securities analysts to discuss this press release at 9:00 a.m. Eastern Daylight Time on Wednesday, April 13, 2005. Investors and interested members of the public are invited to listen to the discussion. The dial-in phone numbers are (877) 809-7599 in the U.S./Canada and (706) 679-6135 for international calls, the conference name is Samsonite and the conference ID # is 5460037. The leader of the call is Marcello Bottoli. If you cannot attend this call, it will be played back through Friday, April 29, 2005. The playback numbers are (800) 642-1687 in the U.S./Canada and (706) 645-9291 for international calls, and the conference ID # is 5460037.

* * * * * * *

        Samsonite is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN®, LACOSTE® and SAMSONITE® black label.

        A summary of the Company's calculation of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities, and a summary of the Company's earnings (losses) under generally accepted accounting principles are attached as part of this release. The Company believes that disclosure of its operating earnings before interest, taxes, depreciation and amortization, as further adjusted to exclude goodwill and asset impairment charges, restructuring charges and expenses, executive severance and stock compensation expense and to include realized currency hedge gains and losses ("Adjusted EBITDA"), provides useful information regarding the Company's ability to incur and service debt, but that it should not be considered a substitute for operating income or cash flow from operations determined in accordance with generally accepted accounting principles. Other companies may calculate EBITDA, or derivations thereof, in a different manner than the Company. Adjusted EBITDA does not take into consideration substantial costs and cash flows of doing business, such as interest expense, income taxes, depreciation, amortization, restructuring charges and expenses, and stock compensation expense, executive severance and should not be considered in isolation to or as a substitute for other measures of performance. Adjusted EBITDA, as calculated by the Company, also excludes extraordinary items, discontinued operations, minority interest in earnings of subsidiaries, certain items of other income and expense and preferred stock dividends. Adjusted EBITDA does not represent funds available for discretionary use by the Company because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. Neither EBITDA nor Adjusted EBITDA is an accounting term used in generally accepted accounting principles.

        Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as "proposed," "may," "will," "anticipate," "believe," "estimate," "intend," "plan" and "expect" and similar expressions. Variations on those or similar words, or the negative of those words, may also indicate forward-looking statements. Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements. These factors include, among others, events which affect travel levels (such as the impact of terrorist attacks, armed conflicts in the Middle East and other regions, the incidence or spread of contagious diseases (such as SARS), or other economic, political or public health or safety conditions or events that impact consumer confidence and spending); general economic and business conditions, including foreign currency exchange rate fluctuations; industry capacity; changes in consumer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations; general levels of economic growth in emerging market countries; the loss of significant customers; completion of new product developments within anticipated time frames; changes in interest rates; and other factors that are beyond our control. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company's filings with the United States Securities and Exchange Commission. Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

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Samsonite Corporation Earnings and EBITDA Summary
January 31, 2005 and 2004
(in thousands, except per share data)

	Three months ended January 31,		Year ended January 31,
	2005	2004	2005	2004
Net sales	$243,506	215,271	902,896	776,451
Cost of goods sold	130,396	115,657	486,594	426,509

Gross profit	113,110	99,614	416,302	349,942
Selling, general and administrative expenses	87,298	69,912	341,551	273,213
Amortization and impairment of intangible assets	1,447	1,611	3,214	2,578
Asset impairment expense	—	2,658	671	2,658
Provision for restructuring operations	1,788	1,768	5,862	1,768

Operating income	22,577	23,665	65,004	69,725
Interest expense and amortization of debt issue costs	(7,996)	(9,982)	(35,206)	(43,528)
Interest and other income (expense), net	(1,697)	(2,365)	(22,323)	(9,663)

Income before income taxes and minority interests	12,884	11,318	7,475	16,534
Income tax expense	(5,436)	(3,700)	(13,003)	(10,431)
Minority interests in earnings of subsidiaries	(599)	(389)	(3,521)	(2,548)

Net income (loss)	6,849	7,229	(9,049)	3,555
Redeemable preferred stock dividends and accretion of preferred stock discount	(3,532)	(3,264)	(13,683)	(31,055)

Net income (loss) to common stockholders	$3,317	3,965	(22,732)	(27,500)

Income (loss) to common stockholders per share—basic:
Net income (loss) per share	$0.01	0.02	(0.10)	(0.22)

Weighted average shares outstanding	224,835	224,705	224,764	122,842

Income (loss) to common stockholders per share—diluted:
Net income (loss) per share	$0.01	0.02	(0.10)	(0.22)

Weighted average shares outstanding	654,684	224,705	224,764	122,842

Summary of Adjusted EBITDA Calculation
Operating income	$22,577	23,665	65,004	69,725
Depreciation expense	4,905	4,433	18,971	17,948
Amortization and impairment of intangible assets	1,447	1,611	3,214	2,578
Asset impairment and restructuring charges and expenses	1,937	4,426	9,702	4,426
Stock compensation expense	1,293	—	4,031	—
Realized losses on foreign currency forward contracts	(881)	—	(230)	(1,618)

Adjusted EBITDA	31,278	34,135	100,692	93,059
Adjustments to reconcile Adjusted EBITDA to net cash provided by operating activities
Restructuring related expenses, not previously accrued	(172)	—	(3,169)	—
Cash provided by changes in operating assets and liabilities	9,025	2,334	587	1,117
Non-cash operating additions (subtractions)
Amortization and write-off of debt issue costs and premium	629	571	6,500	3,110
Provision (recovery) for doubtful accounts	(378)	330	1,540	723
Pension and other post-retirement plan losses	827	118	3,243	398
Other, net	590	(1,330)	(25)	(5,979)
Income (expense) excluded from Adjusted EBITDA
Interest income	224	168	549	396
Interest expense	(7,996)	(9,982)	(35,206)	(43,528)
Income tax expense	(5,436)	(3,700)	(13,003)	(10,431)
Minority interests in earnings of subsidiaries	(599)	(389)	(3,521)	(2,548)
Other income (expense) items, net	(1,093)	(434)	(23,461)	(8,334)

Net cash provided by operating activities	$26,899	21,821	34,726	27,983

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Samsonite Announces Fourth Quarter and Annual Operating Results